Exhibit 1.2
ARTICLES OF AMENDMENT OF THE
ARTICLES OF INCORPORATION OF
TEEKAY SHIPPING CORPORATION
UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT
I, Arthur Bensler, Secretary of TEEKAY SHIPPING CORPORATION, a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of said Corporation hereby certify:
1.	The name of the Corporation is: TEEKAY SHIPPING CORPORATION.
2.
The Articles of Incorporation were filed in the Republic of Liberia on February 9, 1979 and redomiciled to the Republic of the Marshall Islands on December 20, 1999. Amended and Restated Articles of Incorporation were filed on the 6th day of June, 2006.

3.	Section (a) of the Articles of Incorporation is hereby amended as follows:
The name of the Corporation is Teekay Corporation. The Corporation was originally incorporated under the laws of the Republic of Liberia on February 9, 1979 under the name Viking Star Shipping Inc. The Corporation redomiciled into the Republic of the Marshall Islands on December 20, 1999 under the name Teekay Shipping Corporation.
4.
This amendment to the Articles of Incorporation was authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders held on 29th May 2007.

IN WITNESS WHEREOF, I have executed these Articles of Amendment on this 30th day of May, 2007.

Arthur Bensler
Secretary